Exhibit 99.1

The following excerpted questions and answers regarding the transaction were made available to VMware employees, customers and others:

August 22, 2019 Carbon Black and Pivotal Intent to Acquire Announcements

VMware Spokesperson Talking Points

Following are key talking points to deliver when speaking with stakeholders about VMware’s intent to acquire Carbon Black and Pivotal. Please use these talking points and the approved spokesperson FAQs only. If you have questions, please contact Michael Thacker, Corporate PR.

OVERALL KEY TALKING POINTS

•	VMware has entered into agreements to acquire Pivotal and Carbon Black.

•

We are confident both acquisitions will offer tremendous value for our customers by expanding the products, tools and services we provide to drive our customers’ digital transformations and address key strategic priorities for CIOs.

•

These two acquisitions directly support our vision. They will enable us to address key strategic IT priorities - building apps with a modern approach and protecting enterprise applications and endpoints.

•

After these transactions are closed, they will help accelerate VMware’s Any Cloud, Any App, Any Device vision. We will be uniquely positioned to deliver software solutions that enable our customers to build, run, manage, connect and protect any app, on any cloud and any device.

•	Importantly, today’s announcement was just the first step in the process – until the transactions close, it will be business as usual. [Nothing will change about our relationship.]

CARBON BLACK

•

Carbon Black has created an innovative cloud-native security platform, with a smart, lightweight agent, and an AI/ML-based Data Lake in the Cloud, which today sees and stops approximately 1 million cyberattacks per day.

•

After this transaction closes, the combination of Carbon Black’s solutions with VMware’s security products, including AppDefense, Workspace ONE, NSX and SecureState, will create a modern and highly differentiated, intrinsic security cloud platform for Any App running on Any Cloud delivered to Any Device.

•	With Carbon Black, VMware will be able to provide a next generation security cloud with Carbon Black’s protection suite and VMware’s intrinsic security assets.

•	Combining with Carbon Black will accelerate VMware’s vision for intrinsic security across the most important Security control points – Network, Endpoint, Identity and Analytics.

•

Integrating closely with Carbon Black will provide tremendous value to our customers. For the first time, compute workload security will be agentless and endpoint management and security will be collapsed into a more unified solution.

PIVOTAL

•

Pivotal offers a powerful set of developer assets with a leading developer-centric platform and services that accelerate modern app development. More recently, Pivotal has started the transition to Kubernetes.

•	With Pivotal, VMware will be able to deliver an integrated modern apps portfolio combining Pivotal’s next-generation developer platform and VMware’s Kubernetes portfolio.

•	VMware has made substantial investments in Kubernetes and cloud native infrastructure over the past 12 months, including acquiring Heptio.

•	VMware and Pivotal also have a longstanding partnership, centered around our successful VMware PKS collaboration.

•

We see tremendous opportunities to provide value to our customers by formally combining forces with Pivotal, leveraging our complementary products and services to deliver an enterprise Kubernetes solution that accelerates software delivery for modern apps on any cloud

•

The combination of VMware and Pivotal will create a trusted one-stop-shop capable of building, deploying and operationalizing modern applications on Kubernetes infrastructure with velocity and efficiency.

CONCLUSION

•	We’re incredibly excited about how these transactions, once they close, will help support our customers’ digital transformation.

•

It is still early in the process, as the acquisitions have yet to close, so we don’t have specific details at this point. Closing of the transaction is expected in the second half of VMware’s fiscal year 2020, ending January 31, 2020. We will have more information to share once the transactions close.

The following Q&A is provided for internal VMware audiences only and is considered confidential as a complete document.

Spokesperson FAQ – Intent to Acquire Carbon Black and Pivotal

COMBINED STRATEGY / IMPACT

1.	What did VMware announce today (August 22, 2019)?

•

VMware announced its intent to acquire Pivotal and Carbon Black. These companies address key strategic IT priorities - building apps with a modern approach and protecting enterprise workloads and clients.

•	With Pivotal, VMware will be able to deliver an integrated modern apps portfolio combining Pivotal’s next-generation developer platform and VMware’s Kubernetes portfolio.

•	With Carbon Black, VMware will be able to provide a next generation security cloud with Carbon Black’s protection suite and VMware’s intrinsic security assets.

2.	What will the impact of these two acquisitions mean for VMware?

•	Adding these companies to VMware’s portfolio will allow the company to deliver software solutions that enable customers to build, run, manage, connect and protect any app, on any cloud and any device.

3.	Why is VMware confident it can integrate not one – but two – public companies, both of which are in transition? Why now?

•	We believe we couldn’t have picked a better time to bring these two companies into VMware as they allow us to capitalize on secular industry trends in Developer and Cybersecurity with velocity.

•	Also, we operate a yearly cadence, that starts at VMworld, where we communicate our strategy and plans. This is a superb opportunity we did not want to miss.

•

Both companies are addressing major shifts in their industries: Pivotal has begun a major shift to Kubernetes, which is driving the biggest shift in enterprise architecture since Java. Carbon Black’s innovative, cloud-native security cloud platform, leverages big data and behavioral analytics, which today sees and stops approximately 1 million attempted cyberattacks per day.

•

VMware has acquired more than 15 companies over the last 3 years, and has a track record of successfully integrating and optimizing acquisitions, including Nicira and AirWatch, both becoming major growth drivers and $1 billion+ businesses.

•

Both Carbon Black and Pivotal are existing VMware partners, so we are familiar with each company from a cultural and tactical perspective. These acquisition are a natural evolution of our partnerships.

•	We are creating strong, cross-functional teams with members from Pivotal, VMware and Carbon Black to ensure an effective and seamless integration.

4.	Will these acquisitions have any impact on VMware’s existing partnerships with either company or at large?

•	Today’s announcement will have no impact on VMware’s existing partnerships.

•	Both will further enhance VMware’s partner ecosystem and make it more comprehensive.

•	Carbon Black is already a VMware partner today and will bring with it some new partners in the security space.

•	Pivotal has partnered with VMware for many years and will bring with it some developer-related partners.

•

These acquisitions will reinforce VMware’s position as the leader in multi-cloud modern IT infrastructure and accelerate VMware’s key growth initiatives, providing significant value to our existing partners.

Pivotal

General

5.	Who is Pivotal?

•	Pivotal is a leading cloud-native platform provider, offering a powerful set of developer assets with a leading developer-centric platform and services that accelerate modern app development.

•

Pivotal has over 350 customers, including a third of Fortune 100 companies today. With over 75M downloads, >400K developers start new projects each month on Spring, and >1.5M projects are generated each month.

•	VMware and Pivotal have a long-standing partnership, centered around our successful VMware PKS collaboration.

6.	Why is VMware buying this company?

•

We see Kubernetes as key to the future of infrastructure and software development. Just as VMware benefited from having control and integration across the full SDDC stack, we see a similar opportunity to own and control the complete Kubernetes stack.

•

By combining Pivotal with VMware, we will bring together the most comprehensive, developer-centric Kubernetes portfolio (PAS, PKS, Heptio, etc.) combined with our infrastructure leadership. This will position us well to capitalize on growing customer demand and deliver an enterprise Kubernetes solution that accelerates software delivery for modern applications on any cloud.

•	We see opportunities to scale and operationalize integrated developer offerings to drive more value to customers by leveraging VMware’s enterprise customer base and GTM capabilities.

7.	How much is VMware paying for Pivotal?

•	The transaction has an enterprise value of $2.8 billion.

8.	What is the benefit to Pivotal?

•

Together, we will significantly expand our Kubernetes resources and offerings to deliver the most comprehensive enterprise-grade and enterprise-scale infrastructure and services in the industry and scale our next-generation application developer platform

•	We see opportunities to scale and operationalize integrated developer offerings to drive more value to customers by leveraging VMware’s enterprise customer base and GTM capabilities.

9.	*****

Strategy/Impact

10.	How does this transaction support your long-term vision?

•	Pivotal has a proven record driving outcomes for customers and its Spring platform has tremendous credibility with developers, with over 1.5M projects generated each month.

•

Acquiring Pivotal supports our strategy to accelerate the adoption of the Kubernetes platform as the de facto standard for multi-cloud infrastructure and builds on the Kubernetes investments we’ve been making over the last two years.

•

By combining Pivotal with VMware, we will bring together the most comprehensive, developer-centric Kubernetes portfolio (PAS, PKS, Heptio, etc.) combined with our infrastructure leadership. This will position us well to capitalize on growing customer demand and deliver an enterprise Kubernetes solution that accelerates software delivery for modern applications on any cloud.

•	We see opportunities to scale and operationalize integrated developer offerings to drive more value to customers by leveraging VMware’s enterprise customer base and GTM capabilities.

•

More broadly, this acquisition accelerates VMware’s Any Cloud, Any App, Any Device vision, reinforces our leadership position in multi-cloud modern IT infrastructure and positions VMware for growth by enabling us to address CIO’s strategic priority of building apps with a modern approach.

11.	Why now?

•	The Developer space is undergoing massive transition and we view Kubernetes as the most important shift in enterprise architecture since the cloud.

•	Now is the opportunity. Our customers are increasingly demanding a Kubernetes platform so their developers can more easily and quickly build and deploy cloud applications.

•	VMware is committed to the developer community and has made substantial investments in Kubernetes and cloud native infrastructure over the past 12 months, including:

•	The acquisition of Heptio for deep Kubernetes expertise

•	The extension of our open source commitment to be a “top 3” contributor to the Kubernetes project

•	Similarly, Pivotal has doubled down on the Kubernetes opportunity:

•

Pivotal recently announced the evolution of the Pivotal Application Service and component technologies to run on Kubernetes, and released a comprehensive set of developer services and DevOps tools for enterprises targeting cloud-native application development.

•

Pivotal customers – many of the largest enterprises in the world – have benefited from a significant increase in software to production, significant increases in developer productivity and operational efficiency, and significant decreases in time to patch operating systems.

•

This acquisition builds on these efforts and will give VMware additional capabilities within the Kubernetes ecosystem to help customers build modern applications with an enterprise-grade development platform.

•	By bringing together the most comprehensive, developer centric Kubernetes portfolio (PAS, PKS, Heptio etc.) with our infrastructure leadership, we’re best positioned to address this secular shift.

12.	What is VMware’s Cloud Native Applications strategy? How does this acquisition fit in with this strategy?

•	Enterprise software modernization is driving clear demand for cloud native application development, and the adoption of the Kubernetes platform as the de facto standard for multi-cloud infrastructure.

•

VMware’s Cloud Native Application strategy centers around offering comprehensive cloud native solutions across the stack, from infrastructure to application, to help enterprises build, run and manage modern applications with productivity, security and efficiency.

•

This acquisition builds on this strategy. By bringing VMware and Pivotal together in one company, we can deliver an enterprise Kubernetes solution that accelerates software delivery for modern apps on any Cloud.

13.	What is the industry context for this acquisition?

•	Enterprise software modernization is driving clear demand for cloud native application development and the adoption of the Kubernetes platform as the de facto standard for multi cloud infrastructure.

•	Our customers are increasingly demanding a Kubernetes platform so their developers can more easily and quickly build and deploy cloud applications.

•	To meet these customer needs, VMware made strategic investments in the Kubernetes space, including jointly developing a PKS offering with Pivotal and building out Kubernetes management and ecosystems.

•	PKS has become the best Kubernetes product for enterprises, and we have more than 250 PKS customers.

•	While it’s still early, PKS’s net expansion rate has been accelerating [meaningfully from its overall net expansion rate of 143%].

•

This acquisition builds on these efforts and will give VMware additional capabilities within the Kubernetes ecosystem to help customers build modern applications with an enterprise-grade development platform.

14.	Why not continue to partner with Pivotal versus purchasing the company?

•

The Developer space is undergoing massive transition and we view Kubernetes as the most important shift in enterprise architecture since the cloud – Kubernetes leadership will be as core to the future of VMware as vSphere or NSX.

•	It is critical to own an end-to-end Kubernetes platform in order to accelerate the product and GTM synergy and move faster.

•

Acquiring Pivotal is in line with our strategy to make Kubernetes the standard for customers building and running their applications across clouds and builds on Kubernetes investments we’ve made over the last 12 months.

•	With this acquisition, we are gaining direct access to Pivotal’s platform, uniformly seen as industry leading and its innovation/technology in the developer space.

•

By combining Pivotal with VMware, we will bring together the most comprehensive, developer-centric Kubernetes portfolio (PAS, PKS, Heptio, etc.) combined with our infrastructure leadership, This will position us well to capitalize on growing customer demand and deliver an enterprise Kubernetes solution that accelerates software delivery for modern applications on any cloud.

15.	Why are you bringing Pivotal back into the company?

•	Our customers are increasingly demanding a Kubernetes platform so their developers can more easily and quickly build and deploy cloud applications.

•	Both companies have evolved their strategies and grown their businesses over the last six years, making this the ideal time to rejoin.

•	Over the past six years, VMware has been highly focused on SDDC, Infrastructure as a Service and Cloud, and Pivotal was formed before Kubernetes was first announced.

•

Today, by combining Pivotal with VMware, we will bring together the most comprehensive, developer centric Kubernetes portfolio (PAS, PKS, Heptio, etc.) combined with our infrastructure leadership. This will position us well to capitalize on growing customer demand and deliver an enterprise Kubernetes solution that accelerates software delivery for modern applications on any cloud.

Customers / Partners

16.	What will happen to Pivotal’s partnerships/integrations?

•	Today’s announcement will have no impact on Pivotal’s existing partnerships/integrations.

•	Their partners are mostly complementary to ours, and we are committed to both.

•	We are creating a robust team with members from both Pivotal and VMware to ensure an effective and seamless integration.

•	And until the transaction closes, it is business as usual at both Pivotal and VMware.

17.	What does this mean for Pivotal customers? Will Pivotal still sell its products to existing customers? What is the plan for transitioning customers?

•	This acquisition will offer tremendous value for our combined customers by providing a Kubernetes platform that enables developers to more quickly and easily build and deploy cloud applications.

•	Until the transaction closes, it is business as usual at both Pivotal and VMware.

•	We are creating a robust team with members from both Pivotal and VMware to ensure an effective and seamless integration.

18.	Is there a conflict between Pivotal Application Service and Pivotal Container Service (PKS)?

•

No. Pivotal Application Service and Pivotal Container Service are complementary products. Many PAS customers have since purchased PKS. Pivotal recently announced a version of PAS that runs on PKS. In the future, Pivotal expects this to be the default way customers run PAS.

19.	Are there any Pivotal customers that we can publicly discuss?

•

Pivotal’s website many customer references, listed across a variety of industries, including automotive, financial services, insurance, retail and telecommunications. Pivotal has over 350 customers, including a third of Fortune 100 companies.

20.	What is the benefit to customers?

•

By combining Pivotal with VMware, we will bring together the most comprehensive, developer centric Kubernetes portfolio (PAS, PKS, Heptio, etc.) with our infrastructure leadership to be well-positioned to capitalize on growing customer demand and deliver an enterprise Kubernetes solution that accelerates software delivery for modern applications on any cloud.

•	We see opportunities to scale and operationalize integrated developer offerings to drive more value to customers by leveraging VMware’s enterprise customer base and GTM capabilities.

21.	Why are VMware and Pivotal product strategies better together?

•

By combining Pivotal with VMware, we will bring together the most comprehensive, developer centric Kubernetes portfolio (PAS, PKS, Heptio, etc.) combined with our infrastructure leadership. This will position us well to capitalize on growing customer demand and deliver an enterprise Kubernetes solution that accelerates software delivery for modern applications on any cloud.

•	We see opportunities to scale and operationalize integrated developer offerings to drive more value to customers by leveraging VMware’s enterprise customer base and GTM capabilities.

22.	When can I leverage the new assets?

•	You will be able to access our full, combined product portfolio after the transaction close.

•	We will keep you updated as appropriate.

23.	When can customers or partners buy Pivotal solutions through VMware?

•	Business is normal; customers can continue to purchase PKS through VMware as before.

•	You will be able to buy additional Pivotal solutions as part our full, combined product portfolio after the transaction close.

•	We will keep you updated as appropriate.

24.	If I have to renew or add software licenses from Pivotal, where do I go?

•	At this time, it is business as usual and you can reach out to your normal point of contact.

•	Following the transaction close, any changes in service will be communicated in advance.

25.	Where do I go for support for Pivotal solutions?

•	At this time, it is business as usual and you can reach out to your normal point of contact.

•	Following the transaction close, any changes in service will be communicated in advance.

Employees

26.	How many employees does Pivotal have, and where are they located?

•	Pivotal has over 2,900 employees across 27 offices around the world.

•	Pivotal is headquartered in San Francisco.

CARBON BLACK

General / Strategy

27.	Who is Carbon Black?

•

Carbon Black has created an innovative, cloud-native security cloud platform, leveraging big data and behavioral analytics, which today sees and stops approximately 1 million attempted cyberattacks per day.

•	Carbon Black’s smart, lightweight agent provides comprehensive protection of endpoints and defense against a variety of threats and breaches.

•	Carbon Black is rated a leader by industry analysts, with more than 5,600 customers.

28.	How much is VMware paying for Carbon Black?

•	VMware will acquire Carbon Black in an all cash transaction for $26 per share, representing an enterprise value of $2.1 billion.

29.	What is the benefit to Carbon Black?

•

Together, built on their existing partnership, VMware and Carbon Black will be able to provide customers with advanced cybersecurity protection and in-depth behavioral insight to stop sophisticated attacks and accelerate response.

•	The channel distribution and direct enterprise reach of VMware and Dell, across both client and server endpoints, can greatly leverage the differentiated features of Carbon Black in the enterprise

•	VMware’s massive penetration in the data center, combined with Carbon Black, creates the most comprehensive security platform in the industry.

•	The distribution and enterprise reach of VMware, Dell and SecureWorks will further accelerate the adoption of Carbon Black in the enterprise, both through direct selling, and through partners.

30.	***

Strategy/Impact

31.	How did this transaction come about? What is the industry context?

•	As enterprises increasingly become digital and deliver their apps from any cloud to any device, protection of enterprise apps, data and endpoints is a top priority for every company.

•	The current cybersecurity industry is not meeting the needs of a modern IT infrastructure environment, with ineffective point tools, fragmentation and no cohesive architecture.

•	We believe the category is ripe for disruption, given the evolving needs of customers demanding modern solutions that are cloud-agnostic and address security at an intrinsic platform level.

•	Together, VMware and Carbon Black will be able to deliver a highly differentiated, intrinsic security platform for Any App running on Any Cloud delivered to Any Device.

32.	What is VMware’s security strategy? How does this acquisition fit in with this strategy?

•

We believe security is ripe for disruption given the evolving needs of customers demanding modern solutions that are cloud-agnostic and address security at an intrinsic platform level, where features are built into the infrastructure and across workloads, devices and applications.

•	The acquisition of Carbon Black accelerates this intrinsic security strategy across the most important security control points – network, endpoint, identity and analytics.

•	Carbon Black also provides us with a security platform with powerful data lake and analytics capabilities with AI/ML.

•	With this acquisition, VMware is poised to take a significant leadership position in security for the new age of multi-cloud, modern apps and modern devices.

33.	Why not continue to partner with Carbon Black versus purchase the company?

•

Carbon Black’s offerings are complementary to VMware’s AppDefense, Workspace ONE, NSX and SecureState security products, and when combined, the offerings will deliver a modern Security Cloud Platform for Any App running on Any Cloud.

•

This highly differentiated, intrinsic security portfolio will provide customers with advanced threat detection and in-depth application behavior insight to stop sophisticated attacks and accelerate responses.

•	For the first time in our industry, it also collapses endpoint management (Workspace ONE) and security (Carbon Black) into a more unified solution, providing additional value to customers.

34.	Why are you/we buying a company that appears to be in the midst of change?

•

We see a lot of parallels to when VMware acquired AirWatch. At the time, AirWatch was not the clear leader in the category. However, our strong evaluation and due diligence uncovered not only strong customer relationships, but also strong technology assets that in many areas were better than the leading competitor.

•

Carbon Black has created an innovative cloud-native security platform, with a smart, lightweight agent and an AI/ML-based Data Lake in the Cloud, that provides a comprehensive protection of endpoints and defense against a variety of threats.

•

Carbon Black’s offerings are complementary to VMware’s AppDefense, Workspace ONE, NSX and SecureState security products, and when combined, the offerings will deliver a modern Security Cloud Platform for Any App running on Any Cloud.

•	For the first time in our industry, it also collapses endpoint management (Workspace ONE) and security (Carbon Black) into a more unified solution, providing additional value to customers.

35.	What happens to Carbon Black’s other partnerships/integrations?

•	Today’s announcement will not impact Carbon Black’s existing partnerships/integrations.

•	And until the transaction closes, it is business as usual for both Carbon Black and VMware.

36.	What does this mean for Carbon Black customers? Will Carbon Black still sell its products to existing customers? What is the transition plan?

•	Until the transaction closes, it is business as usual for both Carbon Black and VMware.

•

Carbon Black’s offerings are complementary to VMware’s AppDefense, Workspace ONE, NSX and SecureState security products, and when combined, the offerings will deliver a highly differentiated, intrinsic security platform for Any App running on Any Cloud delivered to Any Device.

•	This security portfolio will provide customers with advanced threat detection and in-depth application behavior insight to stop sophisticated attacks and accelerate responses.

37.	What are the closing conditions, and when is the close expected?

•

The closing of the transaction is expected in the second half of the year, and is subject to customary closing conditions, including completion of a tender offer for a majority of Carbon Black’s outstanding common stock, as well as regulatory approvals.

•	The transaction has been unanimously approved by the Boards of Directors of both companies.

38.

VMware and Carbon Black were already collaborating on joint integration of VMware and Carbon Black solutions. Does this acquisition prevent VMware from working with other complementary security partners who compete with Carbon Black?

•

No. VMware enjoys a strong ecosystem of partners that help our customers secure application infrastructure, enforce known good application behavior, and provide real-time user and device management and security from the cloud. These relationships will not change.

•	Carbon Black is already a VMware partner, and they will bring with it some new partners in the security space.

39.	Are there any Carbon Black customers we can publicly discuss?

•	Carbon Black’s website has a number of specific customers listed across a variety of industries.

•	https://www.carbonblack.com/why-cb/customer-success/

Customers/Partners

40.	What is the benefit to customers and partners?

•

We are confident this acquisition will offer tremendous value for our customers and partners by expanding the set of products, tools and services we can provide to drive their digital transformations and address a key strategic priority for CIOs.

•	In addition, this transaction will accelerate VMware’s Any Cloud, Any App, Any Device vision and drive our goal of offering more comprehensive and trusted cloud-agnostic solutions to our customers.

41.	Why is VMware and Carbon Black product strategy better together?

•

The combination of Carbon Black’s solutions with VMware’s security products including AppDefense, Workspace ONE, NSX and SecureState will create a modern and highly differentiated intrinsic Security Cloud Platform for Any App running on Any Cloud delivered to Any Device.

•

VMware will be able to extend Carbon Black’s Security Cloud, with areas of telemetry that VMware and partner solutions collect, across both companies’ products, enriching its data lake, security graph and ML algorithms, to best protect customers.

•	Combing with Carbon Black will accelerate VMware’s vision for intrinsic security across the most important Security control points – Network, Endpoint, Identity and Analytics.

42.	When can I leverage the new assets?

•	You will be able to access our full, combined product portfolio after the transaction close.

•	We will keep you updated as appropriate.

43.	When can customers or partners buy Carbon Black solutions through VMware?

•	You will be able to buy any Carbon Black solutions as part of our full, combined product portfolio after the transaction close.

•	We will keep you updated as appropriate.

44.	If I have to renew or add software licenses from Carbon Black, where do I go?

•	At this time, it is business as usual and you can reach out to your normal point of contact.

•	Following the transaction close, any changes in service will be communicated in advance.

45.	Where do I go for support for Carbon Black solutions?

•	At this time, it is business as usual and you can reach out to your normal point of contact.

•	Following the transaction close, any changes in service will be communicated in advance.

Employees

46.	During the period between now and close, how do you expect us to work together? Should I be working closer with my future VMware and Carbon Black colleagues right away?

•	It is important to remember that the transaction has not yet closed, and it is business as usual at both companies for now.

•	It is critical that we all stay focused on our day-to-day responsibilities and delivering our 2H business priorities.

47.	How will VMware integrate Carbon Black’s business operations?

•	We are creating a cross-functional team with members from Pivotal, VMware and Carbon Black to ensure an effective and seamless integration.

•

VMware has acquired over 15 companies over the last 3 years, and has a track record for successful acquisitions and integrations including Nicira and AirWatch, both becoming major growth drivers and $1 billion+ businesses.

•	Carbon Black is an existing VMware partner, so we are familiar with Carbon Black from both a cultural and tactical perspective. These acquisition are a natural evolution of our partnerships.

48.	How many employees does Carbon Black have and where are they located?

•	Carbon Black has over 1,100 employees globally.

•	Carbon Black is headquartered in Waltham, MA.

###

Forward-Looking Statements

This press release contains forward-looking statements including, among other things, statements regarding the proposed acquisitions of Carbon Black and Pivotal Software by VMware, such as: the amount and type of consideration expected to be paid for each acquisition; the expected timing for the acquisitions; the growth opportunities and expansion of VMware’s offerings associated with each acquisition and potential benefits to VMware and its customers and partners. These forward-looking statements are subject to the safe harbor provisions created by the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from those projected in the forward-looking statements as a result of certain risk factors, including but not limited to: (1) the satisfaction or waiver of the conditions to closing the proposed acquisitions (including the failure to obtain necessary regulatory approvals) in the anticipated timeframe or at all; (2) uncertainties as to how many of Carbon Black’s stockholders will tender their shares in the tender offer and the outcome of the vote by Pivotal stockholders to approve the Pivotal acquisition; (3) the possibility that either or both acquisitions do not close; (4) the possibility that competing offers may be made; (5) risks related to obtaining the requisite consents to each acquisition, including, without limitation, the timing (including possible delays) and receipt of regulatory approvals from various governmental entities (including any conditions, limitations or restrictions placed on these approvals and the risk that one or more governmental entities may deny approval); (6) risks related to the ability to realize the anticipated benefits of the proposed acquisitions, including the possibility that the expected benefits from the proposed acquisitions will not be realized or will not be realized within the expected time period; (7) the risk that the businesses will not be integrated successfully; (8) disruption from the transactions making it more difficult to maintain business and operational relationships; (9) negative effects of this announcement or the consummation of the proposed acquisitions on the market price of VMware’s common stock, credit ratings and operating results; (10) the risk of litigation and regulatory actions related to the proposed acquisitions; (11) other business effects, including the effects of industry, market, economic, political or regulatory conditions; and (12) other unexpected costs or delays in connection with the acquisitions. These forward-looking statements are made as of the date of this press release, are based on current expectations and are subject to uncertainties and changes in condition, significance, value and effect as well as other risks detailed in documents filed with the Securities and Exchange Commission, including VMware’s most recent reports on Form 10-K and Form 10-Q and current reports on Form 8-K that we may file from time to time, which could cause actual results to vary from expectations. VMware assumes no obligation to, and does not currently intend to, update any such forward-looking statements after the date of this release.

Additional Information about the Pivotal Acquisition and Where to Find It

This communication may be deemed to be solicitation material in respect of the proposed merger with Pivotal (the “Pivotal Merger”). This communication does not constitute an offer to sell or the solicitation of an offer to buy VMware securities or the solicitation of any vote or approval. The proposed Pivotal Merger will be submitted to Pivotal’s stockholders for their consideration. In connection with the proposed transaction, Pivotal intends to file a proxy statement and other relevant materials with the Securities and Exchange Commission (the “SEC”) in connection with the solicitation of proxies by Pivotal, the Company and Dell Technologies in connection with the proposed transaction. The definitive proxy statement will be mailed to Pivotal’s stockholders.

BEFORE MAKING ANY VOTING OR INVESTMENT DECISION WITH RESPECT TO THE PROPOSED TRANSACTION, INVESTORS AND STOCKHOLDERS OF PIVOTAL ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT REGARDING THE PROPOSED TRANSACTION (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND OTHER RELEVANT MATERIALS CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. The proxy statement, any amendments or supplements thereto and other relevant materials, and any other documents filed by Pivotal with the SEC, may be obtained once such documents are filed with the SEC free of charge at the SEC’s website at www.sec.gov.

In addition, Pivotal’s stockholders may obtain free copies of the documents filed with the SEC through the Investors portion of Pivotal’s website at investors.pivotal.io or by contacting Pivotal’s Investor Relations Department via e-mail at ir@pivotal.io.

Pivotal, VMware, Dell Technologies Inc. and certain of their respective executive officers, directors, other members of management and employees, may under the rules of the SEC, be deemed to be “participants” in the solicitation of proxies from Pivotal’s stockholders in connection with the proposed transaction. Information regarding the persons who may be considered “participants” in the solicitation of proxies will be set forth in Pivotal’s preliminary and definitive proxy statements when filed with the SEC and other relevant documents to be filed with the SEC in connection with the proposed transaction, each of which can be obtained free of charge from the sources indicated above when they become available. Information regarding certain of these persons and their beneficial ownership of Pivotal’s common stock is also set forth in Pivotal’s proxy statement for its 2019 annual meeting of stockholders filed on May 3, 2019 with the SEC, which may be obtained free of charge from the sources indicated above.

Additional Information about the Carbon Black Tender Offer and Where to Find It

The tender offer referenced in this communication has not yet commenced. This communication is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell Carbon Black securities, nor is it a substitute for the tender offer materials that VMware and its acquisition subsidiary will file with the SEC. The solicitation and offer to buy Carbon Black stock will only be made pursuant to an Offer to Purchase and related tender offer materials. At the time the tender offer is commenced, VMware and its acquisition subsidiary will file a tender offer statement on Schedule TO and thereafter Carbon Black will file a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC with respect to the tender offer. THE TENDER OFFER MATERIALS (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND CERTAIN OTHER TENDER OFFER DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9 WILL CONTAIN IMPORTANT INFORMATION. CARBON BLACK STOCKHOLDERS ARE URGED TO READ THESE DOCUMENTS CAREFULLY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION THAT HOLDERS OF CARBON BLACK SECURITIES SHOULD CONSIDER BEFORE MAKING ANY DECISION REGARDING TENDERING THEIR SECURITIES. The Offer to Purchase, the related Letter of Transmittal and certain other tender offer documents, as well as the Solicitation/Recommendation Statement, will be made available to all holders of Carbon Black stock at no expense to them. The tender offer materials and the Solicitation/Recommendation Statement will be made available for free at the SEC’s website at www.sec.gov. Additional copies may be obtained for free by contacting VMware or Carbon Black. Copies of the documents filed with the SEC by Carbon Black will be available free of charge on Carbon Black internet website at investors.carbonblack.com/financial-information/sec-filings or by contacting Carbon Black’s Investor Relations Department at (617) 393-7400. Copies of the documents filed with the SEC by VMware will be available free of charge on VMware’s internet website at ir.vmware.com contacting VMware’s Investor Relations Department via email at IR@vmware.com.

In addition to the Offer to Purchase, the related Letter of Transmittal and certain other tender offer documents, as well as the Solicitation/Recommendation Statement, VMware and Carbon Black each file annual, quarterly and current reports and other information with the SEC. VMware’s and Carbon Black’s filings with the SEC are available to the public on the SEC’s website at www.sec.gov.